                                                                      EXHIBIT 11

                      EDUCATIONAL DEVELOPMENT CORPORATION
                      EARNINGS PER SHARE COMPUTATION (b)
                         YEARS ENDED FEBRUARY 28, 1997,
                   FEBRUARY 29, 1996, AND FEBRUARY 28, 1995


                                                                 1997                 1996                1995

Earnings from continuing operations (a)                      $ 1,630,088          $ 1,805,335          $ 1,163,647

Discontinued operations, net of tax (a):
  Earnings (loss) from operations                                   --                (25,637)               8,139
  Loss on disposal                                                  --               (300,984)                --
                                                             -----------          -----------          -----------
                                                                    --               (326,621)               8,139
                                                             -----------          -----------          -----------

Net earnings (a)                                             $ 1,630,088          $ 1,478,714          $ 1,171,786
                                                             ===========          ===========          ===========

Weighted average number of common shares outstanding           5,199,251            4,553,658            4,474,520
Add common share equivalents                                     154,687              785,176              748,970
                                                             -----------          -----------          -----------

Weighted average number of common and common
  equivalent shares outstanding                                5,353,938            5,338,834            5,223,490
Add common share equivalents to compute fully diluted
  earnings per share                                               8,907               10,590               18,812
                                                             -----------          -----------          -----------

                                                               5,362,845            5,349,424            5,242,302
                                                             ===========          ===========          ===========

Earnings (loss) per share (a):
  Earnings from continuing operations                        $      0.31          $      0.34          $      0.22
  Discontinued operations                                           --                  (0.06)                --
                                                             -----------          -----------          -----------

Net earnings per share                                       $      0.31          $      0.28          $      0.22
                                                             ===========          ===========          ===========


(a)   Agrees to the related amounts shown on the statements of earnings.

(b) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3% or is antidilutive.